INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-88416, 33-93822, 33-95838, 33-62548, 333-776, 333-1242, and 333-8325 of
Employee Solutions, Inc. on Forms S-3 and Forms S-8 of our report dated September 24, 1996 relating to the combined balance sheets of Leaseway Personnel Corp. and Leaseway Administrative Personnel, Inc. as of December 31, 1995 and 1994, and the related combined statements of earnings and of cash flows for each of the three years in the period ended December 31, 1995, appearing in this Amendment to Form 8-K of Employee Solutions, Inc. originally filed August 1, 1996.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Cleveland, Ohio
September 24, 1996